Exhibit 99.1
Nasdaq Listing Council Stays Proposed Suspension of Trading
in Franklin Common Stock
HOUSTON, October 1, 2008 (GLOBE NEWSWIRE) — Franklin Bank Corp. (Nasdaq:FBTX) (AMEX:FBK-P.LF) (“Franklin”) has received notice from the Nasdaq Listing and Hearing Review Council (the “Listing Council”) that the Listing Council will consider the recommendation of the Nasdaq Listing Qualifications Panel (the “Panel”) to grant Franklin additional time to regain compliance with listing requirements of The NASDAQ Stock Market (“Nasdaq”). In addition, the Listing Council has determined to stay the proposed suspension of trading in Franklin’s common stock pending completion of the Listing Council’s evaluation.
As previously disclosed, the Panel recommended that the Listing Council call Franklin’s case for review and allow the additional time needed for Franklin to regain compliance with listing requirements of Nasdaq. The Listing Council’s evaluation will be made on the basis of the written record, which may be supplemented by Franklin prior to October 24, 2008. Franklin’s common stock will continue to trade on the NASDAQ Global Select Market while the Listing Council stay is in effect.
Corporate Overview
Franklin, headquartered in Houston, Texas, was formed in April 2002. Franklin’s common stock initiated trading on Nasdaq in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through an offering of its Series A Non-Cumulative Perpetual Preferred Stock that is now trading on The American Stock Exchange (the “AMEX”) under the ticker symbol FBK-P.LF.
Through its subsidiary, Franklin Bank, S.S.B. (the “Bank”), Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. The Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, the Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com. The Bank is FDIC insured and an equal housing lender.
Forward Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of Franklin’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions, including continuation for a prolonged period of current conditions in the housing, mortgage and credit markets. Other specific risks related to Franklin include the following: continuation of adverse conditions in the secondary mortgage market; current and further deterioration in the housing market; the result of the Bank’s regulatory examinations; the results of the final audit of Franklin’s financial statements for 2007; Franklin’s ability to effectively implement the recommendations of its Audit Committee arising out of the Audit Committee’s previously disclosed investigation; the expenses and other effects of the Audit Committee investigation; the actions of the Nasdaq and AMEX concerning the continued listing of Franklin’s securities for trading on such exchanges, including the actions discussed in this press release, and the actions of other regulatory agencies which may be taken in response to the Audit Committee’s investigation and the findings thereof; potential inability to successfully implement its business strategy; the integration of businesses that may be acquired; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which Franklin or the Bank is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Contact: Andy Black at (713) 339-8999.